Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811 Exhibit 5.1

August 6, 2025
Align Technology, Inc.
410 North Scottsdale Road, Suite 1300
Tempe, Arizona 85288
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Align Technology, Inc., a Delaware corporation (“you”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,500,000 shares of your Common Stock, $0.0001 par value (the “Shares”), reserved for issuance pursuant to the Align Technology, Inc. 2005 Incentive Plan (as amended, the “2005 Plan”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares under the 2005 Plan.
It is our opinion that the Shares, when issued and sold in the manner described in the 2005 Plan and pursuant to the agreements that accompany the 2005 Plan, will be legally and validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,
/s/ Wilson Sonsini Goodrich & Rosati, P.C.
WILSON SONSINI GOODRICH & ROSATI Professional Corporation

AUSTIN    BOSTON    BOULDER    BRUSSELS    CENTURY CITY HONG KONG LONDON LOS ANGELES NEW YORK    PALO ALTO SALT LAKE CITY SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE